(Summary English version for the Japanese distributors)

Proxy statement

March 9, 2007

A Message from the Chairman of the Putnam Funds

Dear Fellow Shareholder:

I am writing to ask you, as a shareholder of your Putnam fund, to vote on the sale of Putnam Investments to Great-West Lifeco Inc., a subsidiary of Power Financial Corporation, by approving new management contracts. This proposal will be considered at a special meeting of shareholders called for May 15, 2007. Great-West Lifeco has agreed to acquire Putnam Investments Trust, which owns your fund’s investment adviser, Putnam Investment Management, LLC (“Putnam Management”).

The Putnam funds’ Board of Trustees has been actively involved in the sale process, and will continue in its role of overseeing the Putnam funds on your behalf. We are asking you to approve a new management contract with Putnam Management that will become effective when the transaction with Great-West Lifeco is completed, so that there will not be any disruption in the investment management or in the services that your fund receives. The Trustees of the Putnam funds unanimously recommend that you vote FOR the approval of a new management contract.

It is important for you, as a Putnam fund shareholder, to know that no changes to the Putnam funds, to the way Putnam manages money, or to the funds’ management teams are expected as a result of this transaction. Putnam will continue to operate as a separate company headquartered in Boston, and will retain its name. There will be no change in your fund’s fee rates or in the services that your fund receives as a result of the transaction. In addition, the funds will not bear any of the costs associated with this proxy solicitation.

Please vote promptly. When shareholders do not return their proxies in sufficient numbers, follow-up solicitations are required. You can vote by returning your proxy ballot in the envelope provided. Or you can call the toll-free number or visit the Web site address indicated on the ballot.

Your vote is important to us. We appreciate the time and consideration I am sure you will give these important matters. If you have questions about the proposal, please call our proxy information line at 1-866-905-2396.

Sincerely yours,

John A. Hill
Chairman of the Trustees

Notice of a Special Meeting of Shareholders

To the Shareholders of:

PUTNAM DIVERSIFIED INCOME TRUST
PUTNAM EUROPE EQUITY FUND
PUTNAM GLOBAL INCOME TRUST
PUTNAM HIGH YIELD ADVANTAGE FUND
PUTNAM INCOME FUND
PUTNAM U.S. GOVERNMENT INCOME TRUST

► This is the formal notice for your fund’s shareholder meeting. It tells you what proposal will be voted on and the time and place of the meeting, in case you wish to attend in person.

A Special Meeting of Shareholders of your fund will be held on Tuesday, May 15, 2007 at 11:00 a.m., Boston time, at the principal offices of the fund on the 8th floor of One Post Office Square, Boston, Massachusetts 02109, to consider the following:

1. Approving a new management contract for your fund.

By Judith Cohen, Clerk, and by the Trustees

John A. Hill, Chairman
Jameson A. Baxter, Vice Chairman
George Putnam, III, President

Charles B. Curtis
Myra R. Drucker
Charles E. Haldeman, Jr.
Paul L. Joskow
Elizabeth T. Kennan
Kenneth R. Leibler
Robert E. Patterson
W. Thomas Stephens
Richard B. Worley

We urge you to mark, sign, date, and mail the enclosed proxy in the postage-paid envelope provided or to record your voting instructions by telephone or via the Internet so that you will be represented at the meeting.

March 9, 2007

Proxy Statement (Summary)

This document gives you the information you need to vote on the proposal.

► Why has a special meeting of shareholders been called?

On January 31, 2007, Marsh & McLennan Companies, Inc. (“Marsh & McLennan”), the ultimate parent company of Putnam Investment Management, LLC (“Putnam Management”), your fund’s investment adviser, entered into a Stock Purchase Agreement with Great-West Lifeco Inc. (“Lifeco”). Lifeco is a financial services holding company with operations in Canada, the United States and Europe and is a member of the Power Financial Corporation group of companies. Under the Stock Purchase Agreement, Lifeco will, through a direct or indirect wholly owned subsidiary (“Great-West”), acquire 100% of Putnam Investments Trust, which owns Putnam, LLC (Putnam Investments), the parent company of Putnam Management and the other Putnam companies.

As a result of this transaction, your fund’s management contract with Putnam Management will terminate. This is because the Investment Company Act of 1940, as amended (the “1940 Act”), which regulates investment companies such as your fund, requires management contracts to terminate automatically when there is a “change of control” of a fund’s investment adviser. The transaction with Lifeco will result in a “change of control” of Putnam Management, your fund’s investment adviser. Thus, your fund’s management contract with Putnam Management will automatically terminate when the transaction closes, and your fund’s shareholders must approve a new management contract. We are recommending that you approve a new management contract with Putnam Management so that Putnam Management can continue as your fund’s investment adviser after the transaction.

► How will the change of control affect Putnam Management?

The change of control is not expected to have a material effect on Putnam Management. Putnam Management will operate as a stand-alone subsidiary of Lifeco and is expected to retain its brand and its existing management, investment and other service teams.

► How does the proposed new management contract differ from your fund’s current management contract?

The proposed new management contract is substantially identical to the current contract. Although there are some differences between your fund’s current management contract and the proposed new management contract, there will be no change in the services that your fund will receive.

► Will your fund’s total fees for advisory and administrative services change?

No, there will be no change in your fund’s total fees for investment management and administrative services.

► How do your fund’s Trustees recommend that shareholders vote on the proposal?

The Trustees unanimously recommend that you vote FOR the proposal.